January 2009

Preliminary Terms No. 18 to
Registration Statement No. 333-156423
Dated January 20, 2009
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index
Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo yield and some upside in exchange for principal protection.  All payments on the capital protected notes, including the repayment of principal, the minimum payment at maturity, and the supplemental redemption amount, if any, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per note (see “Commissions and issue price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$
Pricing date:	January , 2009
Original issue date:	January , 2009 (5 business days after the pricing date)
Maturity date:	January 30, 2012
Interest:	None
Index:	The S&P 500® Index
Principal protection:	100%
Payment at maturity:
The payment at maturity per note will equal:
¡  The minimum payment at maturity of $11.15 to $11.35 per note (with the actual minimum payment at maturity to be determined on the pricing date), plus
¡  The supplemental redemption amount, which may be zero
If the notes are held to maturity, in no event will the payment at maturity on the notes be less than $11.15 to $11.35 per note, representing a minimum return of 11.50% to 13.50% on the notes.

Supplemental redemption amount:
The supplemental redemption amount on the notes will be:
¡  If at all times during the observation period the index is below the barrier level and the final index value is greater than the initial index value,
$10 times the index performance times the participation rate,
¡  If at any time on any day during the observation period the index has increased to or above the barrier level, $0
¡  If the final index value is less than or equal to the initial index value, $0
In no event will the supplemental redemption amount be less than $0 or greater than approximately $4.99 per note.

Participation rate:	100%
Barrier level:	150% of the initial index value
Minimum payment at maturity:	$11.15 to $11.35 per note (111.5% to 113.5% of the stated principal amount). We will determine the actual minimum payment at maturity on the pricing date.
Index performance:	(final index value – initial index value) / initial index value
Initial index value:	The official closing value of the index on the pricing date.
Final index value:	The official closing value of the index on the determination date.
Determination date:	January 26, 2012, subject to adjustment for non-index business days and certain market disruption events.
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the index, beginning on and including the index business day immediately following the pricing date and ending on and including the determination date

CUSIP:	617483482
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and issue price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.20	$9.80
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK. FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208002

Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index

Investment Overview

Capital Protected Notes
The Minimum Return Barrier Capital Protected Notes (the “notes”) provide investors:

¡
an opportunity to gain 100% participation in any appreciation in the S&P 500® Index over the term of the notes as long as the index does not increase to or above the barrier level at any time on any day during the observation period

¡	a minimum payment at maturity of $11.15 to $11.35 per note (111.5% to 113.5% of the stated principal amount) regardless of the performance of the index

At maturity if the index has appreciated, but has not increased at any time on any day to or above the barrier level of 150% of the initial index value, the notes will pay 100% of such appreciation of the index in addition to the minimum payment at maturity of $11.15 to $11.35 per note. If, at maturity, the index has depreciated or, if at any time on any day, the index has increased to or above the barrier level, the investment will redeem for the minimum payment at maturity of $11.15 to $11.35 per note (111.5% to 11.35% of the stated principal amount).  All payments on the notes, including the repayment of principal, and the supplemental redemption amount, if any, are subject to the credit risk of Morgan Stanley.

Maturity:	3 years

Principal protection:	100%

Minimum return:	$11.15 to $11.35 per note (111.50% to 113.50% of the stated principal amount)

Supplemental redemption amount:
- If at all times during the observation period the index is below the barrier level, 100% of any appreciation of the index
- If at any time on any day during the observation level the index has increased to or above the barrier level, $0

Payment at maturity:	Minimum return plus supplemental redemption amount, if any

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on January 16, 2009

Bloomberg Ticker Symbol:	SPX

Current Index Level:	850.12

52 Weeks Ago:	1,373.20

52 Week Intraday High Index Value (on 5/19/2008):	1,440.24

52 Week Intraday Low Index Value (on 11/21/2008):	741.02

S&P 500 Index Historical Performance Intraday High, Low and Close Values January 4, 2004 to January 16, 2009

January 2009	Page 2

Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index

Key Investment Rationale

The notes offer 1:1 exposure on the positive performance of the index, subject to the barrier feature, in addition to the minimum payment at maturity of $11.15 to $11.35 per note on your investment in exchange for forgoing current yield or interest.

Best Case Scenario
The index increases in value by 49.9% and does not increase to or above the barrier level at any time on any day during the observation period and, at maturity, the notes redeem for the sum of (i) the minimum payment at maturity of $11.15 to $11.35 per note and (ii) the supplemental redemption amount of approximately $4.99 (resulting in an aggregate payment of $16.14 to $16.34 per note).

Worst Case Scenario
The index either declines in value or, at any time on any day during the observation period, the index increases to or above the barrier level of 150% of the initial index value and, at maturity, you receive only the minimum payment at maturity of $11.15 to $11.35 per note, representing the minimum return of 11.50% to 13.50% on your investment.

Summary of Selected Key Risks (see page 10)

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There will be no payments of interest with respect to the notes and the return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security.

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You will receive only the minimum return on the notes at maturity if the index depreciates or if at any time on any day during the observation period the index increases to or above the barrier level of 150% of the initial index value.

¡	Your appreciation potential is limited by the barrier level.

¡	The notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the notes.

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The market price of the notes may be influenced by many unpredictable factors. Prior to maturity the notes may, depending on market conditions (primarily movements in the index, whether the index has increased to or above the barrier level at any time during the observation period and interest rates), trade below, and possibly significantly below, the original issue price.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Adjustments to the index could adversely affect the value of the notes.

¡	You have no shareholder rights.

¡	Investing in the notes is not equivalent to investing in the index.

¡	The notes will not be listed and there may be little or no secondary market for the notes. You should be willing to hold your notes to maturity.

¡	Economic interests of the calculation agent may be potentially adverse to investors.

¡	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the index.

¡	The U.S. federal income tax consequences of an investment in the notes are uncertain.

January 2009	Page 3

Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement for capital protected notes and prospectus, as supplemented and modified by these preliminary terms.  At maturity, we will pay a minimum payment of $11.15 to $11.35 per note (with the actual minimum payment at maturity to be determined on the pricing date) plus a supplemental redemption amount, if any, based on the increase, if any, in the index as long as the index does not increase to or above the barrier level at any time on any day during the observation period. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the notes, including the repayment of principal, the minimum payment at maturity, and the supplemental redemption amount, if any, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
January , 2009	January , 2009 (5 business days after the pricing date)	January 30, 2012, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Issue price:	$10 per note (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per note
Denominations:	$10 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Principal protection:	100%
Bull or bear notes:	Bull notes
Index:	The S&P 500® Index
Payment at maturity:
The payment at maturity per note will equal:
¡  The minimum payment at maturity of $11.15 to $11.35 (with the actual minimum payment at maturity to be determined on the pricing date), plus
¡  The supplemental redemption amount, which may be zero
If the notes are held to maturity, in no event will the payment at maturity be less than $11.15 to $11.35 per note, representing a minimum return of 11.50% to 13.50% on the notes.

Supplemental redemption amount:
The supplemental redemption amount on the notes will be:
¡  If at all times during the observation period the index is below the barrier level and the final index value is greater than the initial index value,
$10 times the index performance times the participation rate
¡  If at any time on any day during the observation period the index has increased to or above the barrier level, $0
¡  If the final index value is less than or equal to the initial index value, $0
In no event will the supplemental redemption amount be less than $0 or greater than approximately $4.99 per note.

Participation rate:	100%
Barrier level:	150% of the initial index value
Minimum payment at maturity:	$11.15 to $11.35 per note (111.5% to 113.5% of the stated principal amount). We will determine the actual minimum payment at maturity on the pricing date.
Index performance:	(final index value - initial index value) / initial index value
Initial index value:	The official closing value of the index on the pricing date.
Final index value:	The official closing value of the index on the determination date.
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the index, beginning on and including the index business day immediately following the pricing date and ending on and the determination date

Determination date:	January 26, 2012, subject to adjustment for non-index business days and certain market disruption events.
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:
If the determination date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the determination date, as postponed.

Risk factors:	Please see “Risk Factors” on page 10

January 2009	Page 4

Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617483482
Mininum purchase amount:	100 notes
Tax considerations:
Subject to the discussion below, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on January 20, 2009, the “comparable yield” for the notes would be a rate of 6.0926% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $11.9744 due at maturity.  The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2009	$0.2539	$0.2539
July 1, 2009 through December 31, 2009	$0.3124	$0.5663
January 1, 2010 through June 30, 2010	$0.3219	$0.8882
July 1, 2010 through December 31, 2010	$0.3317	$1.2199
January 1, 2011 through June 30, 2011	$0.3418	$1.5617
July 1, 2011 through December 31, 2011	$0.3522	$1.9139
January 1, 2012 through the Maturity Date	$0.0605	$1.9744

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

Notwithstanding the foregoing, if the index value increases to or above the barrier level prior to the original issue date of the notes, the maturity redemption amount will become fixed at the minimum payment at maturity and the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  U.S. taxable investors should read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Fixing of Payments before the Original Issue Date” for a discussion of the tax consequences that would apply were the index value to increase to or above the barrier level prior to the original issue date.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the index. Such purchase activity could increase the value of the index, and therefore the value at which the index must close on the determination date before you would receive at maturity a payment that exceeds the minimum payment at maturity on the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for capital protected notes.

ERISA:	See “Benefit Plan Investor Considerations” in the prospectus supplement for capital protected notes.

January 2009	Page 5

Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index

Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of the notes for any single investor
$10.0000	$0.20000	<$1MM
$9.96250	$0.16250	$1MM-$2.99MM
$9.94375	$0.14375	$3MM-$4.99MM
$9.92500	$0.12500	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2009	Page 6

Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the minimum payment at maturity of $11.15 to $11.35 plus a supplemental redemption amount, if any, as long as the index does not increase to or above the barrier level at any time on any day during the observation period. The supplemental redemption amount will be calculated on the determination date and will be equal to: (i) if at all times during the observation period the index is below the barrier level, and the final index value is greater than the initial index value, $10 times the index performance times the participation rate, (ii) if at any time on any day during the observation period the index has increased to or above the barrier level, $0, or (iii) if the final index value is less than or equal to the initial index value, $0.  In no event will the supplemental redemption amount be less than $0.

Below are four examples of how to calculate the index performance and the payment at maturity based on the hypothetical data below.  Each of these examples assumes that the notes are held to maturity.

Example 1: The index increases, but does not increase to or above the barrier level at any time.

Hypothetical initial index value:	850

Hypothetical final index value:	977.5

Hypothetical barrier level:	1,275

Hypothetical highest index value
during the observation period:	1,200

Participation rate:	100%

Hypothetical minimum payment at maturity:	$11.25

The index performance is calculated as follows:

(final index value - initial index value)
initial index value

In this example, the index performance equals:

(977.5 – 850)	=	0.15 (+15%)
850

Because the index has not increased to or above the barrier level during the observation period, the supplemental redemption amount equals (i) $10 times (ii) the index performance times (iii) the participation rate.

Accordingly in this example, the supplemental redemption amount equals:

$10 x 0.15 x 100% = $1.50

The payment at maturity is calculated as follows:

$11.25 minimum payment at maturity  +  supplemental redemption amount

And therefore, in this example, the payment at maturity for each note equals:

$11.25 + $1.50  = $12.75

Example 2: The index increases to the barrier level.

Hypothetical initial index value:	850

Hypothetical final index value:	977.5

Hypothetical barrier level:	1,275

January 2009	Page 7

Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index

Hypothetical highest index value
during the observation period:	1,275

Participation rate:	100%

Hypothetical minimum payment at maturity:	$11.25

Because in this example the index has increased to the barrier level during the observation period, the supplemental redemption amount would be $0.

In this example, even though the index has appreciated by 50% from its initial value, because the index increased to or above the barrier level during the observation period the supplemental redemption amount would be zero and you would receive only the hypothetical minimum payment at maturity of $11.25 per note.

Example 3: The index on the determination date is below the barrier level, but the index has increased to the barrier level during the term of the notes.

Hypothetical initial index value:	850

Hypothetical final index value:	977.5

Hypothetical barrier level:	1,275

Hypothetical highest index value
during the observation period:	1,275

Participation rate:	100%

Hypothetical minimum payment at maturity:	$11.25

In this example, even though the final index value is below the barrier level, the index has increased to the barrier level during the observation period and therefore the supplemental redemption amount would be $0.

In this example, even though the final index value has appreciated by only 15% from its initial value, because the index was at or above the barrier level during the observation period, the supplemental redemption amount would be zero and you would receive only the hypothetical minimum payment at maturity of $11.25 per note.

Example 4: The index depreciates.

Hypothetical initial index value:	850

Hypothetical final index value:	800

Hypothetical barrier level:	1,275

Hypothetical highest index value
during the observation period:	1,200

Participation rate:	100%

Hypothetical minimum payment at maturity:	$11.25

Because in this example, the index performance would be less than 0%, the supplemental redemption amount would be $0, and the total payment at maturity per note would equal only the hypothetical minimum payment at maturity of $11.25.

In this example, even though the index has depreciated by 15% from its initial value, the supplemental redemption amount cannot be less than zero and you would receive the hypothetical minimum payment at maturity of $11.25 per note.

January 2009	Page 8

Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index

Payment at Maturity

100% principal protection. At maturity, we will pay you at least $11.15 to $11.35 per note (111.5% to 113.5% of the stated principal amount), plus the supplemental redemption amount, if any, as long as the index does not increase to or above the barrier level at any time on any day during the observation period. All payments on the notes, including the repayment of principal, the minimum payment at maturity and the supplemental redemption amount, if any, are subject to the credit risk of Morgan Stanley.

The supplemental redemption amount based on the index. If at all times during the observation period the index is below the barrier level, the supplemental redemption amount will equal $10 times the participation rate times the index performance. In this case, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$10 x	participation rate	x	(final index value – initial index value)
initial index value

where,

participation rate	=	100%

initial index value	=	the official closing value of the index on the pricing date

final index value	=	the official closing value of the index on the determination date

In no event will the supplemental redemption amount be greater than approximately $4.99 per note (49.9% of the stated principal amount).

If at any time on any day during the observation period the index has increased to or above the barrier level, or if the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In no event will the supplemental redemption amount be less than $0.

January 2009	Page 9

Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on page S-16 of the accompanying prospectus supplement for capital protected notes.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

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Unlike conventional debt securities, there will be no payments of interest with respect to the notes.  The notes differ from many conventional debt securities in that no periodic interest will be paid on the notes.  Because of the variable nature of the supplemental redemption amount, which may equal zero, the return on your investment in the notes, if you hold the notes to maturity, may be less than the amount that would be paid on a conventional debt security. The return of only the minimum payment at maturity of $11.15 to $11.35 per note may not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for the payment of the minimum payment at maturity of $11.15 to $11.35 per note (representing a minimum return on the notes of 11.50% to 13.50%) and a supplemental redemption amount, if any, based on performance of the index. The actual minimum payment at maturity will be determined on the pricing date.

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You may receive only the minimum payment at maturity of $11.15 to $11.35 per note at maturity.  If the value of the index has not increased or has declined at maturity from its initial value and, as a result, the index performance is less than or equal to 0%, or if the index has increased to or above the barrier level of 150% of the initial index value at any time on any day during the observation period, you will receive no supplemental redemption amount and you will receive only $11.15 to $11.35 per note (111.5% to 113.5% of the stated principal amount) you hold at maturity.

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The notes have limited appreciation potential.  Because your appreciation potential is limited by the barrier level of 150% of the initial index value, the effective maximum supplemental redemption amount is approximately $4.99 per note.

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The notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market's view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Market price of the notes will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value of the index at any time and, in particular, whether the index has increased to or above the barrier level at any time during the observation period, the volatility (frequency and magnitude of changes in value) of the index, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the index, or equity markets generally, and that may affect the final index value, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the index and any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the issue price if at the time of sale the value of the index is at or below its initial value or if market interest rates rise.

You cannot predict the future performance of the index based on its historical performance.  We cannot guarantee that the index will increase in value and that the index will not increase to or above the barrier level at any time during the observation period so that you will receive a supplemental redemption amount and therefore an amount per note in excess of the $11.15 to $11.35.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

January 2009	Page 10

Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index

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Adjustments to the index could adversely affect the value of the notes.  The publisher of the index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index.  Any of these actions could adversely affect the value of the notes.  The publisher of the index may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, on the determination date the final index value will be an amount based on the stocks or contracts underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

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You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

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Investing in the notes is not equivalent to investing in the index or the stocks constituting the index.  Investing in the notes is not equivalent to investing in the index or its component stocks.  See “Hypothetical Payouts on the Notes” above.

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The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange.  There may be little or no secondary market for the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

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The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.  As calculation agent, MS & Co. will determine the initial index value, the final index value, the index performance, whether the index has increased to or above the barrier level at any time during the observation period and will calculate the supplemental redemption amount, if any, you will receive.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the whether the index has increased to or above the barrier level at any time during the observation period, the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the index, may affect the payout to you on the notes.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the index.  MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index as well as in other instruments related to the index.  MS & Co. and some of our other subsidiaries also trade in the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the initial index value and, as a result, could increase the value at which the index must close on the determination date before you receive a supplemental redemption amount greater than zero.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the index and whether the index has increased to or above the barrier level at any time and could affect the index value on the determination date and, accordingly, the amount of cash you will receive at maturity.

January 2009	Page 11

Minimum Return Barrier Capital Protected Notes due January 30, 2012
Based on the Value of the S&P 500® Index

Information about the Index

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

Historical Information
The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the Index from January 1, 2004 through January 16, 2009.  The closing value of the index on January 16, 2009 was 850.12.  We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification.  The index experiences periods of high volatility, and you should not take the historical values of the Index as an indication of future performance.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter (through January 16, 2009)	943.85	817.04	850.12

January 2009	Page 12